BRADLEY PHARMACEUTICALS, INC.
                       CONDENSED CONSOLIDATED
                          BALANCE SHEET
                          JUNE 30, 1997
                           (UNAUDITED)

                             ASSETS

      Current assets
         Cash and cash equivalents                              $     650,903
         Accounts receivable - net                                  1,974,632
         Finished goods inventory                                     958,823
         Prepaid samples and materials                              1,400,019
         Prepaid expenses and other                                   177,216
                Total current assets                                5,161,593

         Property and equipment - net                                 280,405
         Intangibles - net                                         14,164,980
         Total Assets                                           $  19,606,978

                                    LIABILITIES AND STOCKHOLDERS' EQUITY


      Current liabilities
         Current maturities of long-term debt                   $   2,998,569
         Accounts payable and accrued expenses                      3,901,521
         Accrued income taxes                                         301,441
             Total current liabilities                              7,201,531


         Long-term debt, less current maturities                      326,292

         Commitments & contingencies

         Stockholders' equity
         Preferred stock, no par value;
            authorized, 2,000,000 shares; issued, none                 -
         Common, Class A, no par value, authorized
            26,400,000; issued and outstanding,
            7,692,267 shares at June 30, 1997                      13,970,240
         Common, Class B, no par value, authorized
            900,000 shares, issued and outstanding,
            431,552 shares at June 30, 1997                           845,448
         Treasury Stock, at cost (57,336 shares at
            June 30, 1997)                                            (78,416)
         Accumulated deficit                                       (2,658,117)
                                                                   12,079,155
         Total Liabilities & Stockholders' Equity               $  19,606,978







See Notes to Condensed Consolidated Financial Statements


                                   3




                     BRADLEY PHARMACEUTICALS, INC.
                       CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS
                           (UNAUDITED)


                                  Three Months Ended         Six Months Ended
                                       June 30,                  June 30,
                                   1997         1996         1997         1996

Net sales                   $  3,702,321 $  3,516,956 $  7,373,970 $  6,908,499
Cost of sales                    952,859      871,697    1,807,376    1,681,040
                               2,749,462    2,645,259    5,566,594    5,227,459

Selling, general and
  administrative expenses      2,065,661    1,815,531    4,011,810    3,660,007
Depreciation and amortization    400,376      450,325      806,064      912,179
Interest expense - net            70,738      168,457      182,600      340,749
                               2,536,775    2,434,313    5,000,474    4,912,935

Income before
  income taxes                   212,687      210,946      566,120      314,524

Income tax expense                82,750        -          223,750        -

Net income                  $    129,937 $    210,946 $    342,370 $    314,524

Net income
  per common share (1)      $       0.02 $       0.03 $       0.04 $       0.04

Weighted average number
  of common shares             8,090,212    7,215,329    8,098,251    7,183,354





            See Notes to Condensed Consolidated Financial Statements



(1) Computation of net income per common share for the three and six months ended June 30, 1997 and 1996 do not include the effect of the stock equi-valents because the inclusion of such stock equivalents would be anti-dilutive or not materially diluted.





                                    4



                       BRADLEY PHARMACEUTICALS, INC.
                         CONDENSED CONSOLIDATED
                        STATEMENTS OF CASH FLOWS
                             (UNAUDITED)

                                                           Six Months Ended
                                                               June 30,
                                                          1997          1996

Cash flows from operating activities:
  Net income                                       $    342,370  $    314,524
  Depreciation & amortization                           806,064       912,179
  Effects on cash from changes in operating
    assets & liabilities
     Decrease (increase) in assets:
     Accounts receivable                                761,405       720,064
     Inventory and prepaid samples and materials        380,342       447,335
     Prepaid expenses and other                        (124,233)       16,459
     (Decrease) increase in liabilities:
     Income taxes payable/refundable                    108,165     1,810,383
     Accounts payable and accrued expenses             (817,638)   (2,152,526)
     Due to affiliate                                      -          (71,666)

   Net cash provided by operating activities          1,456,475     1,996,752

   Cash flows from investing activities:
     Investment in Doak Pharmacal Co., Inc - net
       of cash acquired                                  (2,372)       (6,190)
     Acquisition of trademarks, patents and
       other assets                                     (55,890)     (301,802)
     Acquisition/disposition of common stock (and
       distribution agreement with) of
       ITG Laboratories, Inc.                               -          24,000
     Redemption of temporary investments                    -           1,950
     Purchase of property & equipment - net             (18,223)      (10,773)

   Net cash used in investing activities                (76,485)     (292,815)

   Cash flows from financing activities:
     Proceeds from shareholders' loan                       -         100,000
     Repayment of notes payable                        (650,671)   (2,324,548)
     Purchase of treasury shares                        (78,416)        -

   Net cash used in financing activities               (729,087)   (2,224,548)

   Increase (decrease) in cash and cash equivalents     650,903      (520,611)

   Cash and cash equivalents at beginning of period         -         554,114

   Cash and cash equivalents at end of period      $    650,903  $     33,503






    (Continued)
                                      5



                      BRADLEY PHARMACEUTICALS, INC.
                        CONDENSED CONSOLIDATED
                       STATEMENTS OF CASH FLOWS
                            (UNAUDITED)

                                                       Six Months Ended
                                                           June 30,
                                                      1997          1996

  Supplemental disclosures of cash flow
    information:

    Cash paid during the period for:

              Interest                         $     66,000  $    109,000

              Income taxes                     $     74,000  $      -



           See Notes to Condensed Consolidated Financial Statements













                                  6